ANNUAL CERTIFICATE OF COMPLIANCE

OF

SCP SERVICING, LLC

BMO 2023-C7 Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2023-C7

I, Vartan Derbedrossian, the Chief Servicing Officer of SCP Servicing, LLC, a Delaware limited liability company, as Subservicer (hereinafter the “ Subservicer”), under that certain Subservicing Agreement BMO 2023-C7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2023-C7 dated as of December 1, 2023, by and between Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and Subservicer(the “Subservicing Agreement”), certify pursuant to Section 3.05(a) of the Subservicing Agreement to the Certificate Administrator, and the Depositor (as those terms are defined in the PSA (as defined in the Subservicing Agreement)) all of the following as of February 22, 2024:

(a)      that a review of the activities of the Subservicer during the period from 12/22/2023 to 12/31/2023 (the “Reporting Period”) and of its performance under the Subservicing Agreement has been made under my supervision; and

(b)     that, to the best of my knowledge, based on such review, the Subservicer has fulfilled all of its obligations under the Subservicing Agreement in all material respects during the Reporting Period.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate has been executed and is effective as of February 22, 2024.

SUBSERVICER :

SCP Servicing, LLC,

a Delaware limited liability company

By: /s/ Vartan Derbedrossian

Name: Vartan Derbedrossian

Title: Chief Servicing Officer